Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley President and Chief Executive Officer (757) 626-1111 x 307 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (757) 626-1111 x 301 julie.stroh@watersidecapital.com

Waterside Capital Receives Nasdaq Compliance Notice

VIRGINIA BEACH, VA – September 22, 2009 – On September 16, 2009, Waterside Capital Corporation (Nasdaq: WSCC), a Small Business Investment Company (SBIC), received a notice from the Nasdaq Stock Market informing the Company that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion by Listing Rule 5550(a)(2). The letter stated that the Company will be provided a grace period of 180 calendar days, or until March 15, 2010, to regain compliance. To regain compliance, anytime before March 15, 2010, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days. If the Company does not regain compliance with Rule 5550(a)(2) by March 15, 2010, Nasdaq will determine whether the Company meets the Nasdaq Stock Market initial listing criteria except for the bid price requirement. If it meets the initial listing criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, Nasdaq will provide the Company with written notification that its common stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its common stock to the Listing Qualifications Panel.

On September 16, 2009, the Company also received a notice from the Nasdaq Stock Market informing the Company that for the last 30 consecutive trading days, the Company’s common stock has not maintained a minimum market value of publicly held shares of $1,000,000 as required for continued inclusion by Listing Rule 5550(a)(5). The letter stated that the Company will be provided 90 calendar days, or until December 15, 2009, to regain compliance. To regain compliance, anytime before December 15, 2009, the minimum market value of publicly held shares of the Company’s common stock must be $1,000,000 or more for a minimum of 10 consecutive trading days. If the Company does not regain compliance with Rule 5550(a)(5) by December 15, 2009, Nasdaq will provide the Company with written notification that its common stock will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its common stock to the Listings Qualifications Panel.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $18.1 million of loans and investments in 13 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” including Waterside’s optimism regarding the growth of its portfolio companies (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, investment opportunities, results, performance or expectations—may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.